Exhibit 99.1

April 28, 2022 08:30 AM EASTERN

Air Industries Group Wins Two Long-Term Agreements for

Flight Critical Components for Blackhawk Helicopters with

Combined Value of $8.3 Million

Bay Shore, N.Y.--(BUSINESS WIRE)--Air Industries Group (NYSE American: AIRI), an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense, today announced that its Long Island-based subsidiary, Air Industries Machining Corp., has been awarded two separate Long-Term Agreements (LTAs) to manufacture flight-critical assemblies for the Blackhawk helicopter. The estimated value of the two LTAs will total approximately $8.3 million over their five-year terms.

Mr. Lou Melluzzo, CEO of Air Industries, commented: “These assemblies were added to our existing LTA because of our demonstrated delivery performance for this customer, which is largely attributable to our recent investments in capital equipment over the past 18 months. Together with the orders that were previously announced on January 19th, this represents an estimated $26.5 million in components for Blackhawk helicopters over the life of the agreements. We are pleased to continue to expand our support of one of our major military aircraft platforms.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE American: AIRI) is an integrated manufacturer of precision assemblies and components for leading aerospace and defense prime contractors and original equipment manufacturers. The Company is a Tier 1 supplier to aircraft Original Equipment Manufacturers, a Tier 2 subcontractor to major Tier 1 manufacturers, and a Prime Contractor to the U.S. Department of Defense, and is highly regarded for its expertise in designing and manufacturing parts and assemblies that are vital for flight safety and performance.

Additional information about the Company can be found in its filings with the SEC.

Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

Investor Relations

Michael Recca - CFO

631.328.7079

ir@airindustriesgroup.com